Exhibit 99.2

VITAMIN SHOPPE, INC.
2101 91st Street	NEWS RELEASE
North Bergen, NJ 07047
(201) 624-3000
www.vitaminshoppe.com

Vitamin Shoppe Board Sets Record and Annual Meeting Dates

NORTH BERGEN, N.J., February 23, 2012 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced its Board of Directors has established April 9, 2012, as the record date for determining shareholders entitled to vote at the 2012 Annual Meeting of Shareholders. The meeting is scheduled to be held on Thursday, June 7, 2012.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe and BodyTech proprietary brands. The Vitamin Shoppe conducts business through more than 500 company-owned retail stores, national mail order catalogs, website, www.VitaminShoppe.com and has a social community site at www.VSconnect.com.

Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/#!/VitaminShoppe.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com